                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            VALUEVISION MEDIA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3)  Filing Party:

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     (4)  Date Filed:

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

                            VALUEVISION MEDIA, INC.
                              6740 SHADY OAK ROAD
                       EDEN PRAIRIE, MINNESOTA 55344-3433

                                                                    May 24, 2005

To our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of ValueVision Media, Inc., a Minnesota corporation (the "Company"), to be held at our offices located at 6740 Shady Oak Road, Eden Prairie, Minnesota, on Thursday, June 23, 2005 at 9:00 a.m. central time.

     The enclosed notice of annual meeting of shareholders and proxy statement describe the matters to come before the meeting.

     We hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please take the time to vote. You may vote through the Internet, by calling a toll-free telephone number or by completing the enclosed proxy card and mailing it in the enclosed envelope. See the enclosed proxy card for more details on voting. Please send your proxy through the Internet, telephone or mail as soon as possible so that your proxy is received prior to the meeting. This will assure that your shares will be represented at the meeting and voted in accordance with your wishes.

                                          Sincerely,

                                          /s/ WILLIAM LANSING
                                          William J. Lansing
                                          President and Chief Executive Officer

                            ------------------------

                             YOUR VOTE IS IMPORTANT

     EVEN IF YOU OWN ONLY A FEW SHARES, AND WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID REPLY ENVELOPE PROVIDED. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED.

                            ------------------------

                            VALUEVISION MEDIA, INC.

                              6740 SHADY OAK ROAD
                       EDEN PRAIRIE, MINNESOTA 55344-3433

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 23, 2005
                         ------------------------------

To the Shareholders of ValueVision Media, Inc.:

     The annual meeting of shareholders of ValueVision Media, Inc. will be held at our principal executive offices located at 6740 Shady Oak Road, Eden Prairie, Minnesota on Thursday, June 23, 2005 at 9:00 a.m. central time, or at any adjournments or postponements thereof. The meeting is being held for the purpose of considering and taking appropriate action with respect to the following:

     1. to elect nine directors, six of whom will be elected by the holders of shares of our common stock voting separately as a class, and three of whom will be elected by the holders of shares of our Series A Redeemable Convertible Preferred Stock voting separately as a class;

     2. to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 4, 2006; and

     3. to transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on April 29, 2005 will be entitled to receive notice of and to vote at the meeting or any adjournments thereof. This notice and proxy statement was first sent to shareholders on or about May 24, 2005.

     A proxy card for the meeting is enclosed. Whether or not you plan to attend the meeting in person, you are requested to vote your proxy either (1) through the Internet at the address listed on the proxy card, (2) by calling a toll-free telephone number listed on the proxy card or (3) by marking, signing and dating the proxy card and mailing it in the enclosed envelope. If you have returned your proxy through the Internet, telephone or mail, you may revoke your proxy by following the instructions in the enclosed proxy statement and vote on all matters submitted at the meeting at any time prior to the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF EACH OF THE PROPOSALS, INCLUDING VOTING IN FAVOR OF THE NOMINEES TO THE BOARD OF DIRECTORS.

                                          By Order of the Board of Directors

                                          /s/ WILLIAM LANSING
                                          William J. Lansing
                                          President and Chief Executive Officer

May 24, 2005
Eden Prairie, Minnesota

                            VALUEVISION MEDIA, INC.
                              6740 SHADY OAK ROAD
                       EDEN PRAIRIE, MINNESOTA 55344-3433

                         ------------------------------

                                PROXY STATEMENT
                                    FOR THE
                      2005 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 23, 2005

                         ------------------------------

                              GENERAL INFORMATION

     The enclosed proxy is being solicited by our board of directors for use in connection with our annual meeting of shareholders to be held on Thursday, June 23, 2005 at our principal executive offices located at 6740 Shady Oak Road, Eden Prairie, Minnesota, at 9:00 a.m., central time, and at any adjournments or postponements. Our telephone number is (952) 943-6000. The mailing of this proxy statement and our board of directors' form of proxy to shareholders will commence on or about May 24, 2005.

VOTING OF PROXIES

     All shares of our common stock and Series A Redeemable Convertible Preferred Stock, known as preferred stock, that are entitled to vote and are represented at the meeting by properly executed proxies received through the Internet, telephone or mail prior to the date of the meeting or at the meeting, and are not revoked, will be voted at such meeting and any adjournments of the meeting in accordance with the instructions indicated on the proxy. If no instructions are indicated, proxies will be voted on the proposals as follows:

          (1) FOR election of the nine nominees described in proposal 1 to constitute our board of directors, six of whom must be elected by the holders of our common stock voting separately as a class and three of whom must be elected by the holders of our preferred stock voting separately as a class; and

          (2) FOR approval of proposal 2 to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 4, 2006.

     If any other matters are properly presented at the meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on these matters in accordance with their best judgment.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

     Only shareholders of record at the close of business on the record date, April 29, 2005, will be entitled to vote at the meeting or any adjournments or postponements. As of the record date, there were 36,992,222 shares of common stock issued and outstanding. In addition, as of the record date, there were 5,339,500 shares of preferred stock issued and outstanding, all of which were held by GE Capital Equity Investments, Inc., known as GE Commercial
Finance -- Equity. With respect to proposal 1, the holders of the common stock, voting separately as a class, are entitled to elect six directors and the holders of the preferred stock, voting separately as a class, are entitled to elect three directors. The holders of the common stock and the preferred stock will vote together as one class at the meeting on proposal 2, with the holders of the preferred stock voting on an as converted to common stock basis, meaning the shares will be entitled to 5,339,500 votes on proposal 2. The common stock and preferred stock are collectively referred to in this proxy statement as the voting securities.

     With respect to proposal 1, the presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of (a) the common stock entitled to a separate class vote on six directors at the meeting will constitute a quorum for purposes of this class vote and (b) the preferred stock entitled to a separate class vote on three directors at the meeting will constitute a quorum for purposes of this class vote. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of voting securities entitled to vote at the meeting (with the preferred stock considered on an as converted to common stock basis) will constitute a quorum for the combined class vote on proposal 2.

SOLICITATION OF PROXIES

     We will bear the cost of preparing, assembling and mailing this proxy statement, the annual report and other material that may be sent to our shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of shares, in which case they will be reimbursed by us for their expenses. Proxies are being solicited primarily by mail, but our officers and employees may also solicit proxies personally, by telephone, by telegram, by facsimile, by electronic mail or by special letter.

VOTES REQUIRED; EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

     With respect to proposal 1, six directors are to be elected by the holders of our common stock voting separately as a class and three directors are to be elected by the holders of our preferred stock voting separately as a class. In each separate class vote, the directors will be elected by a plurality of the votes cast by the holders of the outstanding shares of common stock and preferred stock, as applicable, present in person or by proxy and entitled to vote.

     The affirmative vote of the holders of a majority of the outstanding shares of voting securities (voting as a single class) present in person or by proxy and entitled to vote is required to ratify proposal 2.

     A shareholder who abstains with respect to any proposal is considered to be present and entitled to vote at the meeting, and is in effect casting a negative vote. A shareholder who is not otherwise present and entitled to vote at the meeting and who does not give authority to a proxy to vote on a proposal will not be considered present and entitled to vote on the proposal. Accordingly, broker non-votes will not affect the outcome of the vote on a proposal so long as the total votes cast on the proposal represent at least 50% of all shares entitled to vote on the proposal.

REVOCABILITY OF PROXIES

     The presence at the meeting of a shareholder will not revoke the shareholder's proxy. However, a proxy may be revoked with respect to any matter at any time before the proxy is voted on the matter by delivering to one of our executive officers written notice of the revocation or a duly executed new proxy. Written notice of revocation or the duly executed new proxy will be effective upon filing this document with one of our executive officers, either prior to or at the meeting; however, a revocation or new proxy will not affect a vote on any matter that was cast prior to the filing. All written notices of revocation and other communications with respect to the revocation of proxies should be delivered to ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Secretary, or may be hand-delivered to an executive officer at the meeting.

ADJOURNMENT OR POSTPONEMENT OF MEETING

     If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments or postponements of the meeting to permit solicitation of proxies. Any adjournment or postponement would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting, voting together as a single class.

BOARD RECOMMENDATIONS

     The board recommends a vote FOR the election of each of the nominees to the board of directors set forth in proposal 1 and FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm as described in proposal 2.

SHAREHOLDER PROPOSALS

     We must receive shareholder proposals intended to be presented at the 2006 annual meeting of shareholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than January 4, 2006. We must receive any other shareholder proposals intended to be presented at the 2006 annual meeting of shareholders at our principal executive office no later than March 10, 2006.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Nine directors will be elected at the meeting. Six of the directors will be voted upon and elected by the holders of shares of common stock voting separately as a class. Three of the directors will be voted upon and elected by the holders of shares of preferred stock voting separately as a class. Each director will hold office until the next annual meeting of shareholders and until his successor is elected and qualified, or his earlier resignation or removal. All of these director nominees have consented to serve as a director, if elected. Proxies solicited by the board will, unless otherwise directed, be voted to elect these nine nominees to constitute the entire board.

     Our articles of incorporation initially set the size of the board at seven directors, but our by-laws further provide that the number of directors may be increased (or decreased) by majority vote of the board of directors. On February 25, 2004, the board of directors increased the size of the board to nine directors. In connection with this increase, the board further provided that the holders of shares of preferred stock would be entitled to elect up to three of the nine directors and the holders of common stock would be entitled to elect up to six directors.

     The following table sets forth certain information concerning the persons who are nominated for election to the board of directors, including information furnished by them regarding their principal occupations.

                                           DIRECTOR
NAME                                 AGE    SINCE        POSITIONS CURRENTLY HELD WITH THE COMPANY
----                                 ---   --------   -----------------------------------------------
William J. Lansing.................  47      2003     President, Chief Executive Officer and Director
Marshall S. Geller.................  66      1993     Chairman of the Board
James J. Barnett...................  47      2004     Director
John D. Buck.......................  54      2004     Director
Robert J. Korkowski................  64      1993     Director
Allen L. Morgan....................  52      2004     Director
Ronald J. Herman, Jr.(1)...........  42      2004     Director
Douglas V. Holloway(1).............  50      2004     Director
Jay Ireland(1).....................  50      2003     Director

-------------------------

(1) Messrs. Herman, Holloway and Ireland are the nominees of the holders of shares of preferred stock.

NOMINEES FOR ELECTION BY HOLDERS OF SHARES OF COMMON STOCK

     WILLIAM J. LANSING joined our company as president and chief executive officer in December 2003 and is also a member of our board of directors. Prior to joining us, Mr. Lansing was a partner at General Atlantic Partners, a global private equity firm, from March 2000 to December 2003. Earlier, Mr. Lansing was chief executive officer of NBC Internet, a Nasdaq-listed company that was acquired by General Electric in 2000, from May 1998 to March 2000. Mr. Lansing served as president and later chief executive officer of Fingerhut Companies from March 1998 to March 2000, then the nation's second largest catalog retailer and a NYSE-listed company, where he grew revenue, launched new businesses, and managed the sale and transition of the company to Federated Department Stores. Subsequent to the acquisition, he was appointed the additional role of chairman of Federated Direct with the added responsibilities of Macys-by-Mail and Macys.com. Prior to Fingerhut, Mr. Lansing was at General Electric, where he served as vice president of business development, reporting to chairman Jack Welch. Prior to his role at GE, Mr. Lansing was chief operating officer of Prodigy, Inc., where he launched the company's flagship Prodigy Internet offering. Earlier, Mr. Lansing was a partner at McKinsey & Company. Mr. Lansing currently serves on the board of directors of Digital River, Inc. and RightNow Technologies, Inc.

     MARSHALL S. GELLER is a co-founder and senior manager of St. Cloud Capital Partners LP, a small business investment company formed in December 2001. He is also the chairman of the board, chief executive officer and a founding partner of Geller & Friend Capital Partners, Inc., a private merchant bank formed in November 1995. From 1991 to October 1995, Mr. Geller was the senior managing partner and a founder of Golenberg & Geller, Inc., a merchant banking investment company. Mr. Geller spent 21 years as a senior managing director for Bear, Stearns and Company. Mr. Geller currently serves as a director on the boards of GP Strategies Corporation and 1st Century Bank, Los Angeles and is on the board of governors of Cedars-Sinai Medical Center, Los Angeles.

     JAMES J. BARNETT has served as chairman and chief executive officer of TURN INC., a provider of Internet advertising services, since December 2004. Previously, he served as the president of the search division of Overture Services, Inc., a wholly-owned subsidiary of Yahoo! Inc., from May 2003 to November 2003. Mr. Barnett joined Overture with the acquisition of AltaVista Inc., where he was president and chief executive officer from 2001 to 2003. Prior to joining AltaVista, Mr. Barnett was president of MyFamily.com from October of 2000 to June of 2001. He served as president and chief executive officer of ThirdAge Media, which was acquired by MyFamily.com, from 1999 to 2000. Prior to joining ThirdAge Media, Mr. Barnett also held the president and chief executive officer positions at Infogrames North America and Accolade, Inc., two interactive entertainment companies.

     JOHN D. BUCK has served as the chief executive officer and owner of Whitefish Ventures, LLC, a provider of financial and general business services to small business enterprises, since 2000. Prior to joining Whitefish Ventures, Mr. Buck served as president and chief operating officer of Fingerhut Companies from 1996 to 2000. Mr. Buck also currently serves as non-executive chairman of the board of Medica, the second largest health plan in Minnesota. He also serves on the board of directors of both ATS Medical, Inc. and Halo Innovations. Previously, Mr. Buck held senior executive management positions at Graco Inc., Honeywell Inc., and Alliant Techsystems Inc.

     ROBERT J. KORKOWSKI, from 1989 until his retirement in 1996, was the senior vice president of finance and a director of Opus Corporation, a privately held real estate development and construction company. From 1986 to 1989, Mr. Korkowski was the vice president and chief financial officer of National Computer Systems, Inc., an information systems company. From 1974 to 1986, Mr. Korkowski was executive vice president and chief financial officer of G. Heileman Brewing Company. Mr. Korkowski served as a director of Redline Performance Products, Inc. until August 28, 2004. On August 28, 2004, Redline Performance Products filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Minnesota.

     ALLEN L. MORGAN has served as a managing director and general partner of Mayfield, a venture capital firm, since 1999. Prior to joining Mayfield, Mr. Morgan served for over 20 years as corporate partner at the law firms of Latham & Watkins and Wilson, Sonsini, Goodrich & Rosati.

NOMINEES FOR ELECTION BY HOLDERS OF SHARES OF PREFERRED STOCK

     RONALD J. HERMAN, JR. has been the president and chief executive officer of GE Commercial Finance -- Equity since June 2003. Prior to his current role, Mr. Herman was general manager of corporate mergers and acquisitions for General Electric Company from 1993 to June 2003. General Electric has employed Mr. Herman in a variety of positions for over 20 years, primarily relating to mergers and acquisitions and private equity. Mr. Herman also serves as a director of the GEMS Asia Investment Fund.

     DOUGLAS V. HOLLOWAY has been president of cable investments for NBC Universal Cable since May 2004, and in such capacity oversees NBC Universal's joint cable ventures, including A&E Networks and National Geographic International. From 1998 until he assumed his current position, Mr. Holloway was president of network distribution and affiliate relations for USAi (which became Universal Television upon the sale of USAi to Vivendi in 2002), where his responsibilities included distribution, affiliate marketing and affiliate relations for USA Network, Sci-Fi Channel, Trio and News World International. Previously, he held senior positions for USAi and USA Network. Mr. Holloway currently serves on the Board of Directors of the Cable and Telecommunications Association for Marketing, the NAMIC Foundation, and the New York Advisory Board of the One To One Organization.

     JAY IRELAND was appointed president of NBC Universal Television Stations in May 2004, after having served as president of NBC Television Stations since November 1999. He has overall executive responsibility for the operations of NBC Universal's 14 owned-and-operated NBC television stations and 16 Telemundo television stations. Mr. Ireland is also a GE officer. Before joining NBC, Mr. Ireland had been chief financial officer of GE Plastics from 1997 through November 1999. Mr. Ireland started his career with General Electric in 1980.

     All shares represented by proxies will be voted FOR the election of the foregoing nominees unless a contrary choice is specified. If one or more of these nominees becomes unable or unwilling to serve at the time of the meeting, the shares represented by proxy will be voted for the remaining nominees and for any substitute nominees designated by the board of directors or, if none, the size of the board of directors may be reduced accordingly. The board of directors does not anticipate that any nominee will be unavailable or unable to serve.

          OUR BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
           FOR THE ELECTION OF EACH OF THE NINE NOMINEES LISTED ABOVE
                     TO CONSTITUTE OUR BOARD OF DIRECTORS.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

     Persons interested in communicating with the board of directors are encouraged to contact the chairman of the board, all outside directors as a group or an individual director by submitting a letter or letters to the desired recipients in sealed envelopes labeled with "chairman of the board" or the names of specified directors. This letter should be placed in a larger envelope and mailed to ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Secretary. The corporate secretary will forward the sealed envelopes to the designated recipients.

ATTENDANCE AT SHAREHOLDER MEETINGS

     The directors are encouraged, but not required, to attend all meetings of our shareholders. Eight of our nine directors attended our 2004 annual meeting of shareholders.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     Our business and affairs are managed by the board of directors, which held 12 meetings during our fiscal year ended January 31, 2005, known as fiscal 2004. Committees established and maintained by the full board of directors include the audit committee, the human resources and compensation committee and the corporate governance and nominating committee. During fiscal 2004, each director attended 75% or more of the aggregate of the total number of meetings of the board of directors and total number of meetings held by all committees of the board of directors on which he served. Messrs. Barnett, Buck, Geller, Korkowski, and Morgan, constituting a majority of the Board, have been determined to be independent as that term is used in Section 10A of the Exchange Act of 1934 and as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards.

     Under the terms of our shareholder agreement with GE Commercial
Finance -- Equity, so long as GE Commercial Finance -- Equity holds sufficient shares of our capital stock, GE Commercial Finance -- Equity is permitted to designate at least one director to serve on each of our audit committee, human resources and compensation committee or nominating and governance committee. However, on March 19, 2004, we amended the shareholder agreement to provide that so long as applicable law or the rules and regulations of the securities exchange or automated quotation system that list our common stock do not permit GE Commercial Finance -- Equity's designees to serve on our audit committee, human resources and compensation committee or nominating and governance committee due to the independence requirements of these laws or rules and regulations or otherwise, GE Commercial Finance -- Equity will have the right to designate one observer to each committee of the board of directors. However, in the event these laws or rules and regulations in the future do permit the GE Commercial Finance -- Equity's designees to serve on the committees, GE Commercial Finance - Equity will again have the right to designate at least one member of each committee.

Audit Committee

     At the beginning of fiscal 2004, the audit committee consisted of Messrs. Korkowski (as chairman of the committee), Tosetti and Geller; in May 2004, Mr. Tosetti resigned from the Board and the Audit Committee, and Mr. Barnett was elected by the Board to replace him. The audit committee held five meetings during fiscal 2004. The audit committee assists the board of directors in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The audit committee (1) reviews our audited financial statements and recommends to the board of directors that the audited financial statements be included in our annual report on Form 10-K, (2) recommends to the board of directors the selection of the independent registered public accounting firm to audit our books and records, (3) reviews our accounting and auditing principles and procedures with a view toward providing for adequate internal controls and reliable financial records and (4) approves all fees of, as well as the provision of any non-audit services by, our independent registered public accounting firm. To this end, the audit committee oversees our financial reporting process by, among other things, reviewing and reassessing the audit committee charter annually, reviewing with the independent auditors the plans and results of the auditing engagement, recommending and taking action to oversee the independence of our independent registered public accounting firm, and recommending to the full board the engagement of our independent registered public accounting firm. On May 17, 2004, the board of directors adopted amendments to the audit committee charter, and that charter continues to comply with the standards set forth in Securities and Exchange Commission regulations and the Nasdaq Stock Market's independent director and audit committee listing standards. A copy of the audit committee charter was included as an appendix to the proxy statement for our 2004 annual meeting of shareholders and is available, as amended, on our website at www.shopnbc.com.

     All members of the audit committee are independent as that term is used in
Section 10A of the Securities Exchange Act of 1934, as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards and as that term is defined by Section 301 of the Sarbanes-Oxley Act of 2002. The board of directors has determined that Mr. Korkowski, a member of the audit committee, is an audit committee financial expert as defined by the Securities and Exchange Commission's regulations.

Human Resources and Compensation Committee

     At the beginning of fiscal 2004, the human resources and compensation committee consisted of Messrs. Geller (as chairman of the committee), Burgess and Korkowski. On April 22, 2004, Mr. Geller and Mr. Burgess resigned from the human resources and compensation committee, and the board of directors elected Mr. Buck (as chairman of the committee), and Mr. Morgan. All three members of the human resources and compensation committee are independent directors as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The responsibilities of the human resources and compensation committee are set forth in the human resources and compensation committee charter, which is regularly reviewed in light of Securities and Exchange Commission and National Association of Securities Dealers regulations and available on our website at www.shopnbc.com. The human resources and compensation committee establishes executive compensation strategy and assures that all executive officers are compensated effectively in a manner consistent with such strategy, internal considerations, competitive practices and the requirements of regulatory agencies. The human resources and compensation committee also administers our stock-based incentive plans and approves grants to executive officers made in connection with those plans. The human resources and compensation committee met five times during the last fiscal year.

Corporate Governance and Nominating Committee

     The corporate governance and nominating committee advises and makes recommendations to the board of directors on all matters concerning the selection of candidates as nominees for election as directors. At the beginning of fiscal 2004, the corporate governance and nominating committee consisted of Messrs. Geller (as chairman of the committee) and Korkowski. On April 22, 2004, Messrs. Morgan and Buck were also elected to the committee, with Mr. Morgan being elected as the chairman. The corporate governance and nominating committee has recommended to the board of directors that each of the nominees listed for election to the board of directors in proposal 1 be elected to the board of directors. The corporate governance and nominating committee met three times during the last fiscal year. The responsibilities of the corporate governance and nominating committee are set forth in the corporate governance and nominating committee charter, which is regularly reviewed in light of Securities and Exchange Commission and National Association of Securities Dealers regulations and available on our website at www.shopnbc.com.

COMMITTEE MEMBERSHIP CHART

                                                                GOVERNANCE & NOMINATING   COMPENSATION
                                              AUDIT COMMITTEE          COMMITTEE           COMMITTEE
                                              ---------------   -----------------------   ------------
DIRECTOR
Marshall S. Geller..........................         X                     X
William J. Lansing..........................
James J. Barnett............................         X
John D. Buck................................                               X                   XX
Ronald J. Herman, Jr. ......................
Jay Ireland.................................
Robert J. Korkowski.........................        XX                     X                    X
Allen L. Morgan.............................                              XX                    X
Douglas V. Holloway.........................

-------------------------

X - Member XX - Chairperson

DIRECTOR QUALIFICATIONS AND SHAREHOLDER NOMINATIONS FOR DIRECTOR

     The corporate governance and nominating committee charter describes the attributes we seek in considering director candidates. We have determined that at least 50% of our directors should be independent directors. Currently five of nine directors, and all members of the corporate governance and nominating committee, are independent directors. The corporate governance and nominating committee will consider persons recommended by shareholders in selecting nominees for election to the board of directors. The corporate governance and nominating committee recommends qualified individuals who, if added to the board of directors, will provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for our company. The corporate governance and nominating committee uses the following guidelines, which are set forth in its charter, in analyzing the qualifications for directors:

     The committee will consider the ability of the director candidate to devote sufficient time to fulfilling his or her duties as a director, the candidate's judgment, skill, experience with businesses and other organizations in industries related to the business of our company (such as finance; mergers & acquisitions; corporate law; consumer merchandising and retail; TV home shopping; TV programming and media; retail operations and fulfillment; direct response marketing; and e-commerce and technology), experience as an executive with a publicly traded company, the interplay of the candidate's experience with the experience of other board members, and the extent to which the candidate would be a desirable addition to the board and any committees of the board.

Shareholders who wish to suggest qualified candidates should write to:
ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Governance and Nominating Committee, c/o Corporate Secretary. All recommendations should state in detail the qualification of the persons for consideration by the corporate governance and nominating committee and should be accompanied by an indication of the person's willingness to serve.

DIRECTOR COMPENSATION

     For fiscal 2004, we paid our non-employee directors elected by the holders of our common stock an annual retainer of $32,000 each. Each of these non-employee directors also received $2,000 for each of the four annual regularly-scheduled in-person board meetings, $1,000 for each of the two annual regularly-scheduled telephonic board meetings and $500 for each scheduled committee meeting. No additional meeting fees were paid for special or additional board or committee meetings. In addition, the non-executive chairman of the board received $8,000 per quarter for serving as non-executive chairman; the chairman of the audit committee received $5,000 per quarter for serving as the audit committee chairman; and each of the chairmen of the human resources and compensation committee and the corporate governance and nominating committee received $3,000 per quarter for serving as such committee chairman. In addition, each of the non-employee directors elected by the holders of our common stock received an additional fee of $10,000 in fiscal 2004 for service on the board's project committee, and three of such directors also received a further payment of $10,000 in fiscal 2004 for service on the board's satellite and cable distribution committee. We reimburse all non-employee directors for costs and expenses in connection with their attendance at board and committee meetings.

     The board of directors also periodically grants options to purchase shares of common stock to each non-employee director elected by the holders of shares of common stock in consideration for the director's service on the board. During fiscal 2004, (a) on June 22, 2004, we granted each of Messrs. Buck, Geller, Korkowski and Morgan fully-vested options to purchase 20,000 shares of common stock at an exercise price of $12.70 per share and we granted Mr. Barnett fully-vested options to purchase 50,000 shares of common stock at an exercise price of $12.70 per share, (b) on March 12, 2004 we granted Mr. Korkowski options to purchase 25,000 shares of common stock at an exercise price of $15.91 per share, which vests as to one-third of the shares on each of the first three anniversaries of the date of grant, (c) on May 3, 2004, we granted each of Messrs. Buck and Morgan fully-vested options to purchase 30,000 shares of common stock at an exercise price of $14.04 per share and (d) on July 27, 2004, we granted each of Messrs. Barnett (10,560 shares), Buck (5,280 shares), Geller (10,560 shares) and Morgan (14,520 shares) fully-vested options to purchase shares of common stock at an exercise price of $11.32 per share in lieu of receiving certain cash consideration for their services as board and committee members during the next 12-month period. All of these options have an exercise price equal to the fair market value of our common stock on the date of grant. The board expects to grant each of the non-employee directors elected by the holders of the common stock a grant of 20,000 options to purchase common stock following the June 2005 annual meeting of shareholders, having an exercise price equal to the fair market value of our common stock on the date of grant.

CODE OF BUSINESS CONDUCT AND ETHICS

     We have adopted a code of business conduct and ethics applicable to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller and other employees performing similar functions. A copy of this code of business conduct and ethics is available on our website at www.shopnbc.com. In addition, we have adopted a code of ethics policy for our senior financial management; this policy is also available on our website at www.shopnbc.com. We intend to satisfy the disclosure requirements under Form 8-K regarding an amendment to, or waiver from, a provision of our codes of business conduct and ethics by posting this information on our website at the address specified above.

HUMAN RESOURCES AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the human resources and compensation committee has ever been an officer or employee of our company or of any of our subsidiaries or affiliates. None of our executive officers has served on the board of directors or on the human resources and compensation committee of any other entity, any officers of which served either on our board of directors or on our human resources and compensation committee.

                                   PROPOSAL 2

       RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Deloitte & Touche LLP have been our independent registered public accounting firm since fiscal 2002. Upon recommendation from our audit committee, our board of directors selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal 2005, subject to ratification by our shareholders. While it is not required to do so, our board of directors is submitting the selection of this firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2005.

     A representative of Deloitte & Touche LLP will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

FEES BILLED BY DELOITTE & TOUCHE LLP

     In addition to reimbursement for certain out-of-pocket expenses, the following table presents the aggregate fees billed for professional services by Deloitte & Touche LLP in fiscal 2004 and fiscal 2003 for these various services:

                                                              FISCAL 2004   FISCAL 2003
DESCRIPTION OF FEES                                             AMOUNT        AMOUNT
-------------------                                           -----------   -----------
Audit Fees..................................................   $532,742      $196,300
Audit-Related Fees..........................................     36,153        24,600
                                                               --------      --------
     Total Audit and Audit-Related Fees.....................    568,895       220,900
Tax Fees:
  Tax Compliance Fees.......................................    134,000       170,000
  Tax Consultation and Advice Fees..........................     46,000        49,000
                                                               --------      --------
     Total Tax Fees.........................................    180,000       219,000
All Other Fees..............................................         --            --
                                                               --------      --------
     Total..................................................   $748,895      $439,900
                                                               ========      ========

Audit Fees

     The audit fees set forth above for fiscal 2004 and fiscal 2003 consist of fees billed by Deloitte & Touche LLP for audit services in connection with their review of our interim financial statements for the first three quarters of each fiscal year and for the audit of our fiscal year-end financial statements, in addition to fees for audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements, such as comfort letters, consents related to Securities and Exchange Commission registration statements, and other services related to Securities and Exchange Commission matters for the fiscal year.

Audit-Related Fees

     The audit-related fees set forth above for fiscal 2004 and fiscal 2003 consist of fees billed by Deloitte & Touche LLP for employee benefit plan audits and consultation regarding Sarbanes-Oxley Section 404 compliance requirements and other accounting matters.

Tax Fees

     The tax compliance fees set forth above consist solely of fees billed by Deloitte & Touche LLP for preparation of federal, state and local income tax returns and Internal Revenue Service audit assistance. The tax consultation and advice fees set forth above for fiscal 2004 consist of fees billed for tax planning regarding various federal and state income and sales and use tax matters, as well as assistance with employee compensation matters. The tax consultation and advice fees set forth above for fiscal 2003 consist solely of fees billed for structuring certain proposed acquisitions and disposals and tax advice related to alteration of employee benefit plans.

All Other Fees

     We were not billed any amounts by Deloitte & Touche LLP for other products and services during fiscal 2004 or fiscal 2003.

APPROVAL OF INDEPENDENT AUDITOR SERVICES AND FEES

     The audit committee charter requires that our audit committee approve the retention of our independent registered public accounting firm for any non-audit service and consider whether the provision of these non-audit services by our independent registered public accounting firm is compatible with maintaining our independent auditor's independence, prior to engagement for these services. Our audit committee actively monitors the relationship between audit and non-audit services provided. All of the services listed under the headings Audit-Related Fees and Tax Fees were pre-approved by our audit committee.

 OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL 2 TO
                RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our securities as of April 29, 2005 based on a total of 36,992,222 shares of common stock and 5,339,500 shares of preferred stock outstanding as of that date by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock or preferred stock, (ii) each of the directors and nominees for election to the board (other than our chief executive officer), (iii) our chief executive officer and each of the other executive officers named in the summary compensation table who is or was an executive officer during fiscal 2004 and (iv) all directors and executive officers as a group. Shareholders listed below possess sole voting and investment power with respect to their shares unless otherwise indicated and have a mailing address of 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433.

                                                                      NUMBER OF SHARES
NAME AND ADDRESS                                    TITLE OF CLASS   BENEFICIALLY OWNED   PERCENT OF CLASS
----------------                                    --------------   ------------------   ----------------
DIRECTORS (EXCLUDING MR. LANSING):
James J. Barnett(1)...............................   Common Stock            65,560                *
John D. Buck(2)...................................   Common Stock            62,780                *
Marshall S. Geller(3).............................   Common Stock           213,893                *
Robert J. Korkowski(4)............................   Common Stock           232,244                *
Allen L. Morgan(5)................................   Common Stock            64,520                *
Ronald J. Herman, Jr.(6)..........................   Common Stock                 0                *
                                                        Preferred                 0                *
                                                            Stock
Douglas V. Holloway(7)............................   Common Stock                 0                *
                                                        Preferred                 0                *
                                                            Stock
Jay Ireland(8)....................................   Common Stock                 0                *
                                                        Preferred                 0                *
                                                            Stock
EXECUTIVE OFFICERS:
William J. Lansing(9).............................   Common Stock           707,053              1.9%
Brenda Boehler(10)................................   Common Stock           135,954                *
Roy Seinfeld(11)..................................   Common Stock           363,363                *
Howard Fox(12)....................................   Common Stock           267,040                *
Scott Danielson(13)...............................   Common Stock            83,333                *
Bryan Venberg(14).................................   Common Stock            76,660                *
All directors and executive officers as a group...   Common Stock        24,083,415             46.3
(14 persons)(15)                                        Preferred         5,339,500            100.0%
                                                            Stock
OTHER 5% OR GREATER SHAREHOLDERS:
GE Capital Equity Investments, Inc.(16)...........   Common Stock        14,013,918             33.1%
  120 Long Ridge Road                                   Preferred         5,339,500            100.0%
                                                            Stock
  Stamford, Connecticut 06927
General Electric Capital Corporation(16)..........
  260 Long Ridge Road
  Stamford, Connecticut 06927
NBC Universal, Inc.(16)...........................   Common Stock        21,723,895             43.5%
  30 Rockefeller Plaza                                  Preferred         5,339,500            100.0%
                                                            Stock
  New York, New York 10112
Trafelet & Company, LLC(17).......................   Common Stock         2,665,400              7.2%
  900 Third Avenue, 5th Floor
  New York, New York 10022
Remy W. Trafelet(17)..............................   Common Stock         2,665,400              7.2%
  900 Third Avenue, 5th Floor
  New York, New York 10022
Westcap Investors, LLC(18)........................   Common Stock         5,718,847             15.5%
  1111 Santa Monica Boulevard, Suite 820
  Los Angeles, California 90025

-------------------------

  * Less than 1%

 (1) Includes options to purchase 60,560 shares that are presently exercisable or may become exercisable within 60 days of April 29, 2005.

 (2) Includes options to purchase 55,280 shares that are presently exercisable or may become exercisable within 60 days of April 29, 2005.

 (3) Includes options to purchase 98,893 shares that are presently exercisable or may become exercisable within 60 days of April 29, 2005.

 (4) Includes options to purchase 73,333 shares that are presently exercisable or may become exercisable within 60 days of April 29, 2005.

 (5) Represents options to purchase 64,520 shares that are presently exercisable or may become exercisable within 60 days of April 29, 2005.

 (6) As an officer of GE Commercial Finance -- Equity, Mr. Herman may be deemed to have beneficial ownership of all shares that are beneficially owned by GE Commercial Finance -- Equity. See note (16) below. Mr. Herman disclaims beneficial ownership of all of the shares that are beneficially owned by GE Commercial Finance -- Equity.

 (7) As an officer of NBC, Mr. Holloway may be deemed to have beneficial ownership of all shares that are beneficially owned by NBC. See note (16) below. Mr. Holloway disclaims beneficial ownership of all of the shares that are beneficially owned by NBC.

 (8) As an officer of NBC, Mr. Ireland may be deemed to have beneficial ownership of all shares that are beneficially owned by NBC. See note (16) below. Mr. Ireland disclaims beneficial ownership of all of the shares that are beneficially owned by NBC.

 (9) Represents options to purchase 683,553 shares that are presently exercisable or will become exercisable within 60 days of April 29, 2005.

(10) Represents options to purchase 135,954 shares that are presently exercisable or will become exercisable within 60 days of April 29, 2005.

(11) Includes options to purchase 361,893 shares that are presently exercisable or will become exercisable within 60 days of April 29, 2005.

(12) Includes options to purchase 264,937 shares that are presently exercisable or will become exercisable within 60 days of April 29, 2005.

(13) Represents options to purchase 83,333 shares that are presently exercisable or will become exercisable within 60 days of April 29, 2005.

(14) Represents options to purchase 76,660 shares that are presently exercisable or may become exercisable within 60 days of April 29, 2005.

(15) Includes (a) options to purchase 2,038,457 shares that are presently exercisable or will become exercisable within 60 days of April 29, 2005 granted to directors and executive officers, (b) warrants to purchase 7,608,468 shares that are presently exercisable or will become exercisable within 60 days of February 15, 2005 granted to NBC that are deemed to be beneficially owned by certain directors who have disclaimed beneficial ownership and (c) shares of common stock and preferred stock beneficially owned by certain directors who have disclaimed beneficial ownership (see notes (6), (7) and (8) above).

(16) Information with respect to GE Commercial Finance -- Equity, NBC, General Electric Capital Corporation ("GE Capital"), General Electric Capital Services, Inc. ("GECS"), General Electric Company ("GE") and National Broadcasting Company Holdings, Inc. ("NBCHI") is provided in reliance upon information included in a Schedule 13D/A filed on February 15, 2005. General Electric Capital Services, Inc., General Electric Company and National Broadcasting Company Holdings, Inc. disclaim beneficial ownership with respect to all shares of common stock and preferred stock. Common stock shown for GE Commercial Finance -- Equity and NBC includes 8,674,418 shares of common stock and 5,339,500 shares of common stock issuable upon conversion of the 5,339,500 shares of preferred stock. In addition, common stock shown for NBC includes 101,509 shares of common stock and 7,608,468 shares of common stock issuable upon exercise of certain warrants (excluding

     22,115 shares of common stock subject to a warrant that are not exercisable within 60 days of February 15, 2005) for which NBC has sole dispositive power. See "Certain Transactions -- Strategic Alliance with GE Commercial Finance -- Equity and NBC". Under certain agreements, GE Commercial
     Finance -- Equity, NBC and GE Capital, as the parent company of GE Commercial Finance -- Equity, may be deemed to share voting power and dispositive power with respect to 14,013,918 shares of common stock (that is, 8,674,418 shares of common stock plus 5,339,500 shares of common stock issuable upon conversion of the 5,339,500 shares of preferred stock). See "Certain Transactions -- Strategic Alliance with GE Commercial
     Finance -- Equity and NBC" and "-- Trademark License Agreement with NBC". GECS, GE and NBCHI disclaim beneficial ownership with respect to all shares of common stock and preferred stock. The address of GECS is 260 Long Ridge Road, Stamford, Connecticut 06927; the address of GE is 3135 Easton Turnpike, Fairfield, Connecticut 0643; and the address of NBCHI is 30 Rockefeller Plaza, New York, New York 10112.

(17) Information with respect to Trafelet & Company, LLC and Remy W. Trafelet is provided in reliance upon information included in a Schedule 13G filed on February 25, 2005. Each of Trafelet & Company, LLC and Remy W. Trafelet have shared voting power and shared dispositive power with respect to 2,665,400 shares of common stock. Each of Trafelet & Company, LLC and Remy
     W. Trafelet disclaim beneficial ownership in the shares except to the extent of their pecuniary interest in the shares.

(18) Information with respect to Westcap Investors, LLC is provided in reliance upon information included in a Schedule 13G/A filed on February 4, 2005. Westcap Investors, LLC has sole voting power with respect to 4,672,407 shares of common stock and sole dispositive power with respect to 5,718,847 shares of common stock.

                             EXECUTIVE COMPENSATION

     The following table shows, for our chief executive officer and each of the five other most highly compensated executive officers of our company, who are referred to as the named executive officers, information concerning annual and long-term compensation earned for services in all capacities during fiscal 2004, fiscal 2003 and fiscal 2002. In each of these years, we offered our executive officers and other eligible employees the option to receive stock options instead of cash for a portion of the bonuses earned during the fiscal year. If and to the extent the named executive officer elected to receive options instead of a portion of a cash bonus, the bonus and long-term compensation columns in the table below opposite the officer's name are adjusted accordingly.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                                      --------------------------------   -----------------------
                                                                         RESTRICTED   SECURITIES
                             FISCAL                       OTHER ANNUAL     STOCK      UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY     BONUS    COMPENSATION     AWARDS      OPTIONS     COMPENSATION
---------------------------  ------   -------   -------   ------------   ----------   ----------   ------------
                                        ($)       ($)         ($)           ($)          (#)           ($)
William J. Lansing(1)....     2004    850,000   382,228     140,800            --       196,350           --
  Chief Executive Officer     2003    114,423   200,000     302,423            --     1,400,000           --
  and President               2002         --        --          --            --            --           --
Brenda Boehler(2)........     2004    306,250   325,000       6,346            --       266,500           --
  Executive Vice              2003         --        --          --            --            --           --
  President --
  TV and Internet Sales       2002         --        --          --            --            --           --
Roy Seinfeld(3)..........     2004    300,000     5,520       6,000            --        33,000           --
  President, Fanbuzz, Inc.    2003    300,000        --       6,000        21,549        28,000           --
                              2002    300,000        --       6,000            --        25,400           --
Howard Fox(4)                 2004    315,769        --       6,600            --        24,750           --
  Senior Vice President of    2003    299,615     6,000       6,600        30,822        30,500           --
  Operations/Customer         2002    274,807        --       6,600            --        36,540           --
  Service
Scott Danielson(5).......     2004    306,250   100,000      79,546            --       250,000      538,200
  Executive Vice President    2003         --        --          --            --            --           --
  and
  Executive Producer          2002         --        --          --            --            --           --
Bryan Venberg(6).........     2004    148,173   150,000          --            --       100,000           --
  Vice President --           2003         --        --          --            --            --           --
  Human Resources             2002         --        --          --            --            --           --

-------------------------

(1) Mr. Lansing joined us on December 1, 2003 and assumed his duties as chief executive officer on December 16, 2003. Other annual compensation (a) for fiscal 2004 consists of $18,000 for automobile expenses, $48,300 for legal fees and $74,500 for relocation expenses and (b) for fiscal 2003 consists of $2,423 for automobile expenses and $300,000 for relocation expenses.

(2) Ms. Boehler joined us on February 9, 2004. Other annual compensation consists of automobile expenses.

(3) Mr. Seinfeld resigned effective May 13, 2005. Other annual compensation consists of automobile expenses. 1,650 shares of restricted stock were granted on February 1, 2003 and vest as to one-third of these shares on each of the next three anniversaries of the date of grant. As of January 31, 2005, Mr. Seinfeld held 1,650 shares of restricted stock with a value of $23,513 based on the closing price of $14.25 per share on January 31, 2005.

(4) Mr. Fox resigned effective March 18, 2005. Other annual compensation consists of automobile expenses. 2,360 shares of restricted stock were granted on February 1, 2003 and vest as to one-third of these shares on each of the next three anniversaries of the date of grant. As of January 31, 2005, Mr. Fox held

    2,360 shares of restricted stock with a value of $33,630 based on the closing price of $14.25 per share on January 31, 2005.

(5) Mr. Danielson joined us on February 9, 2004 and resigned effective January 31, 2005. Other annual compensation consists of $6,346 for automobile expenses and $73,200 for relocation expenses. All other compensation consists of $538,200 of separation payments to Mr. Danielson.

(6) Mr. Venberg joined us on May 3, 2004.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table summarizes stock option grants to and exercises by the named executive officers during fiscal 2004, and certain other information relative to these options. No stock appreciation rights were granted during fiscal 2004 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL
                                     PERCENT OF                                    REALIZABLE VALUE
                                       TOTAL                                       AT ASSUMED ANNUAL
                        NUMBER OF     OPTIONS                                       RATES OF STOCK
                       SECURITIES    GRANTED TO   EXERCISE                        PRICE APPRECIATION
                       UNDERLYING    EMPLOYEES    OR BASE                         FOR OPTION TERM(2)
                         OPTIONS     IN FISCAL     PRICE                         ---------------------
        NAME           GRANTED (#)    YEAR(1)      ($/SH)     EXPIRATION DATE     5% ($)      10% ($)
---------------------  -----------   ----------   --------   -----------------   ---------   ---------
William J. Lansing...    196,350         8.9%      13.02(3)       July 1, 2014   1,607,755   4,074,366
Brenda Boehler.......     50,000         2.3%      10.44(4)   November 1, 2014     328,283     831,934
                          16,500         0.8%      13.02(3)       July 1, 2014     135,105     342,384
                         200,000         9.1%      16.96(4)   February 9, 2014   2,133,211   5,405,974
Roy Seinfeld.........     33,000         1.5%      13.02(3)       July 1, 2014     270,211     684,767
Howard Fox...........     24,750         1.1%      13.02(3)       July 1, 2014     202,658     513,576
Scott Danielson......    250,000        11.4%      16.96(4)   February 9, 2014   2,666,513   6,757,468
Bryan Venberg........     25,000         1.1%      11.17(4)  November 19, 2014     175,619     445,053
                          75,000         3.4%      12.62(4)      June 24, 2014     595,249   1,508,477

-------------------------

(1) Percentage calculations in this column are based solely on the number of options granted to our employees and do not take into account options granted to non-employee consultants or directors.

(2) The amounts shown in these columns are the result of calculations at assumed annual rates required by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the price of our common stock. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

(3) Options were granted at an exercise price equal to the fair market value of our common stock on the date of grant and vested on December 1, 2004. These options expire ten years from date of grant or three months from the date of termination of employment.

(4) Options were granted at an exercise price equal to the fair market value of our common stock on the date of grant and vest as to one-third of these shares on each of the next three anniversaries of the date of grant. These options expire ten years from date of grant or three months from the date of termination of employment.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information as of January 31, 2005 with respect to the unexercised options held by each of our named executive officers.

                                                                  NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED       IN-THE-MONEY
                                                                       OPTIONS AT              OPTIONS AT
                                                                  JANUARY 31, 2005 (#)    JANUARY 31, 2005($)
                                                                 ----------------------   --------------------
                               SHARES ACQUIRED      VALUE            (EXERCISABLE/           (EXERCISABLE/
NAME                           ON EXERCISE (#)   REALIZED ($)        UNEXERCISABLE)        UNEXERCISABLE)(1)
----                           ---------------   ------------    ----------------------   --------------------
William J. Lansing...........        --              --            496,350/1,100,000              241,510/0
Brenda Boehler...............        --              --               83,167/183,333         20,295/190,500
Roy Seinfeld.................        --              --                335,233/1,167               93,790/0
Howard Fox...................        --              --               238,277/15,013          66,393/31,999
Scott Danielson..............        --              --               83,333/166,667                    0/0
Bryan Venberg................        --              --                    0/100,000              0/199,250

-------------------------

(1) The dollar amount represents the positive spread between the exercise price of the options and the closing price per share of our common stock on the Nasdaq National Market of $14.25 on January 31, 2005.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of January 31, 2005 for our compensation plans under which securities may be issued:

                                          NUMBER OF SECURITIES                          NUMBER OF SECURITIES
                                              TO BE ISSUED         WEIGHTED-AVERAGE     REMAINING AVAILABLE
                                            UPON EXERCISE OF      EXERCISE PRICE OF     FOR FUTURE ISSUANCE
                                          OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,       UNDER EQUITY
PLAN CATEGORY                             WARRANTS AND RIGHTS    WARRANTS AND RIGHTS     COMPENSATION PLANS
----------------------------------------  --------------------   --------------------   --------------------
Equity Compensation Plans Approved by
  Securityholders.......................        5,647,121               $14.69                764,507(1)
Equity Compensation Plans Not Approved
  by Securityholders(2).................       10,454,475                16.17                     --
                                               ----------               ------                -------
Total...................................       16,101,596               $15.65                764,507
                                               ==========               ======                =======

-------------------------

(1) Includes securities available for future issuance under shareholder approved compensation plans other than upon the exercise of an outstanding options, warrants or rights, as follows: 575,680 shares under the 2001 Omnibus Stock Plan and 188,827 shares under the 2004 Omnibus Stock Plan.

(2) Reflects 7,630,583 shares of common stock issuable upon exercise of the various warrants issued by us and held by NBC and described in "Certain Transaction -- Strategic Alliance with GE Commercial Finance -- Equity and NBC" and 2,823,892 shares of common stock issuable upon exercise of nonstatutory stock options granted to employees at per share exercise prices equal to the fair market value of a share of common stock on the date of grant. Each of these options expires between five and ten years after the date of issuance, and is subject to vesting requirements varying between completely vested and vesting over a period of three to six years, depending on the circumstances of each individual grant.

                             EMPLOYMENT AGREEMENTS

William J. Lansing

     Effective December 1, 2003, we entered into an employment agreement with Mr. Lansing under which he serves as our president and chief executive officer commencing December 16, 2003 through January 31,

2007. Under the employment agreement, Mr. Lansing receives a base salary of at least $850,000 per year with performance reviews to be conducted annually, a monthly automobile allowance of $1,500 and reimbursement for moving expenses. The employment agreement also provides for an annual incentive bonus to Mr. Lansing equal to 120% of his annual base salary in the event our company achieves certain target objectives, with a guaranteed minimum incentive bonus of $510,000 for fiscal 2004 so long as Mr. Lansing remained continuously employed by our company through January 31, 2005. Under the employment agreement, we paid Mr. Lansing a signing bonus of $200,000 on the first business day of January 2004. In addition, Mr. Lansing was issued options to purchase 1,400,000 shares of common stock, with an exercise price equal to $15.46 per share, the last trading price of a share of common stock on December 1, 2003. The option vests with respect to (1) 300,000 shares on each of the first three anniversaries of the grant date, (2) 250,000 shares on the date the common stock has had a daily closing price as reported on the Nasdaq National Market for 20 consecutive trading days of at least $24.00 per share or, if not already vested, with respect to 125,000 shares on the fifth anniversary of the date of grant and with respect to an additional 125,000 shares on the sixth anniversary of the date of grant, and (3) 250,000 shares on the date the common stock has had a daily closing price as reported on the Nasdaq National Market for 20 consecutive trading days of at least $30.00 per share or, if not already vested, with respect to 125,000 shares on the fifth anniversary of the date of grant and with respect an additional 125,000 shares on the sixth anniversary of the date of grant. The option expires on November 30, 2013. The employment agreement generally provides that Mr. Lansing may not compete against our company for 12 months after his employment is terminated. The employment agreement also obligates us to pay severance benefits to Mr. Lansing in the event his employment is terminated in certain instances in an amount equal to two times his highest annual base salary plus a pro rata portion of any annual incentive bonus that would have been payable but for such termination, along with providing additional health, dental and life insurance benefits for two years. In addition, if Mr. Lansing's termination occurs in connection with a change of control, he would also be entitled to receive two times his annual incentive bonus.

Brenda Boehler

     Effective February 9, 2004, we entered into a salary continuation agreement with Ms. Boehler that provides for the payment of severance to Ms. Boehler as well as the acceleration of vesting of any stock options held by Ms. Boehler in the event her employment with us is terminated by Ms. Boehler for good reason or by our company without cause. The severance payments would equal the sum of Ms. Boehler's base salary and auto allowance at the time of termination, paid in accordance with our regular payroll practices on a monthly basis over a two year period. In addition to severance payments, Ms. Boehler would also be entitled to receive (or to be reimbursed for obtaining) certain health insurance benefits during this two year period similar to what she received while employed by our company. The salary continuation agreement also generally provides that Ms. Boehler may not compete against our company for six months after the date her employment is terminated or she ceases receiving severance payments from the company, whichever is later.

Roy Seinfeld

     Effective July 2, 2003, we entered into a salary continuation agreement with Mr. Seinfeld that provides for the payment of severance to Mr. Seinfeld as well as the acceleration of vesting of any stock options held by Mr. Seinfeld in the event his employment with us is terminated by Mr. Seinfeld for good reason or by our company without cause. The severance payments would equal the sum of Mr. Seinfeld's base salary and auto allowance at the time of termination, paid in accordance with our regular payroll practices on a monthly basis over a one year period. In addition to severance payments, Mr. Seinfeld would also be entitled to receive (or to be reimbursed for obtaining) certain health insurance benefits during this one year period similar to what he received while employed by our company. The salary continuation agreement also generally provides that Mr. Seinfeld may not compete against our company for six months after the date his employment is terminated or he ceases receiving severance payments from the company, whichever is later.

Howard Fox

     Effective July 2, 2003, we entered into a salary continuation agreement with Mr. Fox that provides for the payment of severance to Mr. Fox as well as the acceleration of vesting of any stock options held by Mr. Fox in the event his employment with us is terminated by Mr. Fox for good reason or by our company without cause. The severance payments would equal the sum of Mr. Fox's base salary and auto allowance at the time of termination, paid in accordance with our regular payroll practices on a monthly basis over a one year period. In addition to severance payments, Mr. Fox would also be entitled to receive (or to be reimbursed for obtaining) certain health insurance benefits during this one year period similar to what he received while employed by our company. The salary continuation agreement also generally provides that Mr. Fox may not compete against our company for six months after the date his employment is terminated or he ceases receiving severance payments from the company, whichever is later.

Scott Danielson

     Effective June 16, 2004, we entered into a salary continuation agreement with Mr. Danielson that provides for the payment of severance to Mr. Danielson as well as the acceleration of vesting of any stock options held by Mr. Danielson in the event his employment with us is terminated by Mr. Danielson for good reason or by our company without cause. The severance payments would equal the sum of Mr. Danielson's base salary and auto allowance at the time of termination, paid in accordance with our regular payroll practices on a monthly basis over a two year period. In addition to severance payments, Mr. Danielson would also be entitled to receive (or to be reimbursed for obtaining) certain health insurance benefits during this two year period similar to what he received while employed by our company. The salary continuation agreement also generally provides that Mr. Danielson may not compete against our company for six months after the date his employment is terminated or he ceases receiving severance payments from the company, whichever is later.

Bryan Venberg

     Effective May 3, 2004, we entered into an employment agreement with Mr. Venberg under which he serves as our vice president of human resources for a two-year period commencing May 3, 2004. Under the employment agreement, Mr. Venberg receives a base salary of at least $205,000 per year. The employment agreement also provides for an annual incentive bonus objective to Mr. Venberg of $100,000 in the event our company achieves certain target objectives, with a guaranteed incentive bonus of $100,000 for fiscal 2004. Under the employment agreement, we paid Mr. Venberg a signing bonus of $50,000. In addition, Mr. Venberg was issued options to purchase 75,000 shares of common stock, with an exercise price equal to $12.62 per share, the last trading price of a share of common stock on June 24, 2004. The option vests in equal amounts on each of the first three anniversaries of the date that the option is granted. The employment agreement generally provides that Mr. Venberg may not compete against our company for 12 months after his employment is terminated. The employment agreement also obligates us to pay severance benefits to Mr. Venberg in the event his employment is terminated in certain instances for the remainder of his two year term.

               HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     Our committee generally has made decisions on compensation of our company's executive officers. Our committee is responsible to the full board of directors and to shareholders for approving compensation awarded to our company's executive officers. In addition, our committee authorizes all awards under our company's equity-based compensation plans.

     During fiscal 2004, our committee consisted of three independent directors, John Buck, Robert J. Korkowski and Allen Morgan. Messrs. Buck and Morgan joined the committee on April 22, 2004. All decisions by the committee relating to the compensation of our company's chief executive officer are reviewed by the full board of directors. Pursuant to rules designed to enhance disclosure of our company's policies toward executive compensation, set forth below is a report prepared by our committee addressing our company's compensation policies for fiscal 2004 as they affected our executive officers.

EXECUTIVE COMPENSATION PHILOSOPHY

     The committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with our company's annual objectives and long-term goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist our company in attracting and retaining qualified executives. Executive compensation is set at levels that the committee believes to be consistent with others in our company's industry.

     The elements in the executive compensation program for fiscal 2004 were base salary compensation, annual incentive compensation, stock options, restricted stock and miscellaneous benefits and perquisites (consisting primarily of a car allowance and customary health benefits).

Base Salary

     Base salary compensation is determined by the potential impact the individual has on our company, the skills and experiences required by the job, and the performance and potential of the incumbent in the job. Annual incentive compensation for executives is based primarily on attainment of specified corporate financial results, as determined by the committee.

Short-Term Incentive Compensation

     We developed our 2002 annual management incentive plan, known as the incentive plan, to provide incentives to our company's senior executives to produce a superior return to the shareholders and to encourage these executives to remain in the employ of our company through annual cash incentive awards. All executive officers and other key employees are eligible to participate in the incentive plan. The incentive plan rewards participants with bonus compensation for attaining pre-determined company goals. Awards are based on actual results measured against the attainment of performance targets selected by the committee consisting of one or more of the following: earnings or earnings per share; EBITDA or EBITDA per share; net earnings or net earnings per share (profit after taxes); inventory levels or inventory turnover; total net sales; total gross profit or total gross profit percentage; operating cash flow or free cash flow; economic value added; accounts receivable (measured in terms of days sales outstanding); operating expenses; operating income; total shareholder return; return on equity; pre-tax and pre-interest expense return on average invested capital, which may be expressed on a current value basis; profit before taxes or profit after taxes less our company's cost of capital; or sales growth (gross sales or net sales). Any of these targets may relate to one or any combination of two or more of corporate, group, unit, division, affiliate or individual performance. The incentive plan was approved by our company's shareholders at the 2002 annual meeting of shareholders. Notwithstanding the parameters established for awards under the incentive plan, the committee may determine based on an executive officer's performance that the officer would be entitled to a bonus based on other performance factors. The committee determined that our company's fiscal 2004 overall corporate financial performance did not warrant payment of a cash bonus for fiscal 2004 under the incentive plan to any executive officers, including the chief executive officer, except to the extent that all or a portion of the fiscal 2004 bonus was guaranteed to the executive officer by contract.

Long-Term Incentive Compensation

     Awards of stock option and restricted stock grants under our company's 2001 omnibus stock plan, known as the 2001 plan, and 2004 omnibus stock plan, known as the 2004 plan and collectively with the 2001 plan as the plans, are designed to motivate sustained share price growth over the long term and to align the executive interests with those of shareholders. The plans also permit our company to grant stock options to key personnel and members of our board of directors. Options become exercisable based upon criteria established by our company. During fiscal 2004, option grants were made to the following named executive officers:

NAMED EXECUTIVE OFFICER                          TITLE                           STOCK OPTIONS
-----------------------  -----------------------------------------------------   -------------
William J. Lansing....   President and Chief Executive Officer                      196,350
Brenda Boehler........   Executive Vice President -- TV & Internet Sales            266,500
Roy Seinfeld..........   President, Fanbuzz, Inc.                                    33,000
Howard Fox............   Senior Vice President of Operations/ Customer Service       24,750
Scott Danielson.......   Executive Vice President and Executive Producer            250,000
Bryan Venberg.........   Vice President -- Human Resources                          100,000

In addition, during fiscal 2004, no restricted stock awards were made to any of the named executive officers.

     While the value realizable from exercisable options or vested restricted stock is dependent upon the extent to which our company's performance is reflected in the market price of a share of common stock at any particular point in time, the decision as to whether this value will be realized in any particular year is determined by each individual executive and not by the committee. Accordingly, when the committee recommends that an option or restricted stock be granted to an executive, that recommendation does not take into account any gains realized that year by that executive as a result of his or her individual decision to exercise an option or sell shares of vested restricted stock granted in a previous year. The committee believes that option or restricted stock grants with deferred vesting to executive officers are important in retaining executive officers and providing them with incentives consistent with the shareholders' objectives for appreciation in the value of the common stock.

Fiscal 2005

     In March 2005, the committee directed our company to take a fresh look at its executive compensation practices, with a focus on policies relating to executive compensation. The committee's purpose in this analysis is to confirm that the executive compensation policies for fiscal 2005 remain aligned with the goal of enhancing shareholder value through programs that attract, motive and retain key executives. The committee selected and engaged Towers Perrin, a nationally-known compensation advisory firm, to provide independent insights on executive compensation matters for fiscal 2005 and beyond, both generally and within our industry, and to assist the committee in its evaluation of compensation of the chief executive officer, compensation of the board of directors and senior management (including the review and, where appropriate, adjustment to the base salary for members of senior management), analysis of our company's equity compensation plans, and severance plan analysis.

     Our company currently has relatively few shares of its common stock available for granting of stock option or restricted stock awards to directors, employees or consultants of our company under either of the plans. Accordingly, the committee does not anticipate that awards of stock options or restricted stock will be a significant portion of the overall compensation scheme for the chief executive officer, senior management or other employees during fiscal 2005.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The terms of Mr. Lansing's compensation were established by the committee through negotiation with Mr. Lansing and are set forth in Mr. Lansing's employment agreement. See "Employment Agreements -- William J. Lansing."

     The committee expects that, with the assistance of Towers Perrin, the committee will review all forms of Mr. Lansing's compensation during the coming year, including base salary, cash bonus, long term incentive awards (if any), stock option grants, realized stock option gains and the value of perquisites received annually.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for compensation over $1 million paid to the company's chief executive officer or any of the four other most highly compensated executive officers. The board of directors and the committee intend that any grants of options or performance units under the plans and awards made under the incentive plan meet the requirements of Section 162(m). The committee believes, however, that in order to retain the flexibility to compensate its executive officers in a competitive environment in accordance with the principles discussed above, it would be inadvisable to adopt a strict policy of compliance with Section 162(m) in all cases. The committee will continue to consider future opportunities for compliance with Section 162(m) that it feels are in the best interests of our company and its shareholders.

                                            THE HUMAN RESOURCES AND
                                            COMPENSATION COMMITTEE

                                            John D. Buck (Chair)
                                            Robert J. Korkowski
                                            Allen L. Morgan

                         REPORT OF THE AUDIT COMMITTEE

     The role of our committee, which is composed of three independent non-employee directors, is one of oversight of our company's management and independent registered public accounting firm with regard to our company's financial reporting and controls respecting accounting and risk of material loss. In performing our oversight function, we relied upon advice and information received in our discussions with management and the independent registered public accounting firm.

     Our committee has (i) reviewed and discussed our audited financial statements for fiscal 2004 with our company's management; (ii) discussed with our company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 regarding communication with audit committees (Codification of Statements on Auditing Standards, AU sec. 380); (iii) received the written disclosures and the letter from our company's independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) discussed with our company's independent registered public accounting firm the independent registered public accounting firm's independence. Based on this review and discussions with management and the independent registered public accounting firm, our committee recommended to the board that the audited financial statements be included in our company's annual report on Form 10-K for fiscal 2004 and filed with the Securities and Exchange Commission.

                                            THE AUDIT COMMITTEE

                                            Robert J. Korkowski (Chair)
                                            James J. Barnett
                                            Marshall S. Geller

                              CERTAIN TRANSACTIONS

STRATEGIC ALLIANCE WITH GE COMMERCIAL FINANCE -- EQUITY AND NBC

     In March 1999, we entered into a strategic alliance with NBC and GE Commercial Finance -- Equity. Under the terms of the investment agreement outlining the transaction, NBC and GE Commercial Finance -- Equity acquired 5,339,500 shares of our preferred stock between April 1999 and June 1999 for $44.3 million, or $8.29 per share. NBC was issued warrants, known as the distribution warrants, to acquire 1,450,000 shares of our common stock with an exercise price of $8.29 per share under a distribution and marketing agreement discussed below. In addition, we issued GE Commercial Finance -- Equity a warrant, known as the investment warrant, to increase its potential aggregate equity stake in our company (together with its affiliates, including NBC) at the time of exercise to 39.9%. The preferred stock is convertible into an equal number of shares of our common stock, subject to anti-dilution adjustments, has a mandatory redemption on the tenth anniversary of its issuance or upon a change of control at $8.29 per share, participates in dividends on the same basis as the common stock and has a liquidation preference over the common stock and any other junior securities. On July 6, 1999, GE Commercial Finance -- Equity exercised the investment warrant and acquired an additional 10,674,000 shares of our common stock for $178,370,000, or $16.71 per share. Following the exercise of the investment warrant, the combined ownership of our company by GE Commercial Finance -- Equity and NBC on a diluted basis was approximately 40%. In February 2005, GE Commercial Finance -- Equity sold 2,000,000 shares of our common stock to an unaffiliated third party. Following this sale, GE Commercial
Finance -- Equity and NBC collectively owned approximately 37% of our equity securities on a diluted basis.

Shareholder Agreement

     Under the investment agreement, we entered into a shareholder agreement with GE Commercial Finance -- Equity, which provides for certain corporate governance and standstill matters. The shareholder agreement (together with our certificate of designation of the preferred stock) initially provided that GE Commercial Finance -- Equity and NBC would be entitled to designate nominees for an aggregate of two out of seven board seats so long as their aggregate beneficial ownership is at least equal to 50% of their initial beneficial ownership, and one out of seven board seats so long as their aggregate beneficial ownership is at least 10% of the "adjusted outstanding shares of common stock," as defined in the shareholder agreement. GE Commercial
Finance -- Equity and NBC have also agreed to vote their shares of common stock in favor of our company's nominees to the board in certain circumstances. Subject to certain exceptions, all committees of the board were to include a proportional number of directors nominated by GE Commercial Finance -- Equity and NBC. The shareholder agreement also requires the consent of GE Commercial Finance -- Equity prior to our company entering into any substantial agreements with certain restricted parties (consisting of broadcast networks and Internet portals in certain limited circumstances). Finally, we are prohibited from exceeding certain thresholds relating to the issuance of voting securities over a 12-month period, the payment of quarterly dividends, the repurchase of common stock, acquisitions (including investments and joint ventures) or dispositions, and the incurrence of debt greater than $40.0 million or 30% of our total capitalization. We are also prohibited from taking any action that would cause any ownership interest of certain Federal Communication Commission regulated entities from being attributable to GE Commercial Finance -- Equity, NBC or their affiliates.

     The Shareholder Agreement provides that during the standstill period defined in the shareholder agreement, and subject to certain limited exceptions, GE Commercial Finance -- Equity and NBC are prohibited from: (i) any asset or business purchases from our company in excess of 10% of the total fair market value of our assets, (ii) increasing their beneficial ownership above 39.9% of our shares, (iii) making or in any way participating in any solicitation of proxies, (iv) depositing any securities of our company in a voting trust, (v) forming, joining, or in any way becoming a member of a "13D group" with respect to any voting securities of our company, (vi) arranging any financing for, or providing any financing commitment specifically for, the purchase of any of our voting securities, (vii) otherwise acting, whether alone or in concert with others, to seek to propose to us any tender or exchange offer, merger, business combination, restructuring, liquidation, recapitalization or similar transaction involving our company, or nominating any person as a director of our company who is not nominated by the then incumbent directors, or proposing any matter to be voted upon by our shareholders. If, during the standstill period, any inquiry has been made regarding a takeover transaction or change in control, each as defined in the shareholder agreement, that has not been rejected by the board, or the board pursues these types of transactions, or engages in negotiations or provides information to a third party and the board has not resolved to terminate such discussions, then GE Commercial Finance -- Equity or NBC may propose a tender offer or business combination proposal to our company.

     In addition, unless GE Commercial Finance -- Equity and NBC beneficially own less than 5% or more than 90% of the adjusted outstanding shares of common stock, GE Commercial Finance -- Equity and NBC may not sell, transfer or otherwise dispose of any securities of our company except for transfers: (i) to certain affiliates who agree to be bound by the provisions of the shareholder agreement, (ii) that have been consented to by us, (iii) pursuant to a third party tender offer, (iv) pursuant to a merger, consolidation or reorganization to which we are a party, (v) in a bona fide public distribution or bona fide underwritten public offering, (vi) pursuant to rule 144 of the Securities Act of 1933, or (vii) in a private sale or under rule 144A of the Securities Act of 1933; provided, that in the case of any transfer pursuant to clause (v) or
(vii), the transfer does not result in, to the knowledge of the transferor after reasonable inquiry, any other person acquiring, after giving effect to the transfer, beneficial ownership, individually or in the aggregate with that person's affiliates, of more than 10% of the adjusted outstanding shares of common stock.

     The standstill period terminates on the earliest to occur of (i) the 10 year anniversary of the shareholder agreement, (ii) the entering into by our company of an agreement that would result in a change in control (subject to reinstatement), (iii) an actual change in control, (iv) a third party tender offer (subject to reinstatement), or (v) six months after GE Commercial
Finance -- Equity and NBC can no longer designate any nominees to the board. Following the expiration of the standstill period pursuant to clause (i) or (v) above (indefinitely in the case of clause (i) and two years in the case of clause (v)), GE Commercial Finance -- Equity and NBC's beneficial ownership position may not exceed 39.9% of our diluted outstanding stock, except for shares acquired following the issuance or exercise of any warrants or a 100% tender offer for our company.

     On March 19, 2004, we agreed to amend the shareholder agreement as follows:
(i) to increase the authorized size of our board of directors from seven to nine; (ii) to permit NBC and GE Commercial Finance -- Equity to appoint an aggregate of three directors instead of two to our board of directors; and (iii) to reflect that NBC and GE Commercial Finance -- Equity would no longer have the right to have their director-nominees on the audit, human resources and compensation or nominating and governance committees, in the event the committees must be comprised solely of independent directors under applicable laws or Nasdaq regulations. Instead, NBC and GE Commercial Finance -- Equity would have the right to have an observer attend all of these committee meetings, to the extent permitted by applicable law.

Registration Rights Agreement

     Under the investment agreement, we entered into a registration rights agreement with GE Commercial Finance -- Equity that provides GE Commercial Finance -- Equity, NBC and their affiliates and any transferees and assigns, an aggregate of five demand registrations and unlimited piggyback registration rights. In February 2005, GE Commercial Finance -- Equity sold 2,000,000 shares of our common stock to Trafelet & Company, LLC (or its affiliates). In connection with this sale, Trafelet & Company, LLC and its affiliates received the rights to one demand registration on the same terms as GE Commercial Finance -- Equity, as well as unlimited piggyback registration rights.

Distribution and Marketing Agreement

     We entered into a distribution and marketing agreement with NBC on March 8, 1999, known as the distribution agreement, that provides NBC with the exclusive right to negotiate on our behalf for the distribution of its home shopping television programming service. As compensation for these services, we currently pay NBC an annual fee of approximately $1.6 million (increasing no more than 5% annually) and issued NBC the distribution warrants. The exercise price of the distribution warrants is $8.29 per share. Of the aggregate 1,450,000 shares subject to the distribution warrants, 200,000 shares vested immediately, with the remainder vesting 125,000 shares annually over the 10-year term of the distribution agreement. In conjunction with our November 2000 execution of the trademark license agreement with NBC (discussed below), we agreed to fully accelerate the vesting of the remaining unvested distribution warrants. The distribution warrants are exercisable for five years after vesting. Because NBC successfully delivered to us 10 million full-time equivalent homes pursuant to the distribution agreement, NBC was entitled to additional warrants to acquire common stock at the then current market price. In fiscal 2001, we issued NBC additional warrants to purchase 343,725 shares of common stock at an exercise price of $23.07. In the fourth quarter of fiscal 2002, we issued NBC additional warrants to purchase 36,858 shares of common stock at an exercise price of $15.74 per share. These additional warrants were issued as a result of NBC meeting its original performance target. NBC may terminate the distribution agreement if we enter into certain significant affiliation agreements or a transaction resulting in a change of control. On April 7, 2004, NBC exercised a portion of the distribution warrants in a cashless exercise acquiring 101,509 shares of common stock.

NBC TRADEMARK LICENSE AGREEMENT

     On November 16, 2000, we entered into a trademark license agreement with NBC, known as the license agreement, whereby NBC granted us an exclusive, worldwide license for a term of 10 years to use certain NBC trademarks, service marks and domain names to rebrand our business and corporate name and companion Internet website. We subsequently selected the names ShopNBC and ShopNBC.com to rebrand our marketing and sales effort. In connection with the license agreement, we issued NBC five-year warrants, known as the license warrants, to purchase 6,000,000 shares of our common stock, with an exercise price of $17.375 per share. As of January 31, 2005, all of the license warrants were vested. Additionally, in connection with the license agreement, we agreed to accelerate the vesting of the distribution warrants to purchase 1,450,000 shares of common stock granted to NBC in connection with the distribution agreement discussed above.

     We also agreed under the license agreement, among other things, to (i) certain restrictions on using any trademarks, service marks, domain names, logos or other source indicators owned or controlled by NBC, (ii) the loss of our rights under the license with respect to specific territories outside of the United States in the event we fail to achieve and maintain certain performance targets, (iii) not own, operate, acquire or expand our business to include certain businesses without NBC's prior consent, (iv) comply with NBC's privacy policies and standards and practices, and (v) not own, operate, acquire or expand our business so that one third or more of our revenues or our aggregate value is attributable to certain services provided over the Internet. The license agreement also grants NBC the right to terminate the license agreement at any time upon certain changes of control of our company, the failure by NBC to own a certain minimum percentage of our outstanding capital stock on a fully-diluted basis, the failure of NBC to agree with us on new trademarks, service marks or related intellectual property rights, and certain other related matters.

AGREEMENT WITH RIGHTNOW TECHNOLOGIES, INC.

     In July 2004, we entered into an agreement with RightNow Technologies, Inc under which we paid RightNow Technologies approximately $112,000 during fiscal 2004 to utilize certain proprietary customer service technologies developed by RightNow Technologies. Our president and chief executive officer, William J. Lansing, serves on the board of directors of RightNow Technologies.

ACQUISITION OF HOME FROM SCOTT DANIELSON

     In connection with our employment arrangement with Scott Danielson, our former executive vice president and executive producer, we purchased Mr. Danielson's home located in Boulder, Colorado in March 2004 for $1,500,000 in connection with his relocation to Minnesota.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder require directors and certain officers and persons who own more than ten percent of our common stock to file reports of their ownership of our common stock and changes in their ownership with the Securities and Exchange Commission. To our knowledge, none of our directors or executive officers failed to file on a timely basis any reports during fiscal 2004 except that Frank Elsenbast failed to timely file his Form 3.

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative, five-year, total return to our shareholders (based on appreciation of the market price of the common stock) on an indexed basis with (i) a broad equity market index and (ii) a peer group created by us over the same period and consisting of companies involved in various aspects of the television home shopping, jewelry and Internet retail and service industries. The presentation compares the common stock price in the period from January 31, 2000 to January 31, 2005, to the Nasdaq National Market stock index and to the peer group. The total return to shareholders of those companies comprising the peer group are weighted according to their stock market capitalization. The companies in the current peer group are: E.W. Scripps Co., the parent company of the Shop At Home home shopping television network; InterActiveCorp, the parent company of the Home Shopping Network; Liberty Media Corporation, the parent company of QVC, a home shopping television network; Amazon.com, Inc., an on-line retailer; GSI Commerce, Inc., a provider of professional services to the on-line retail industry; Zale Corporation, a specialty jewelry retailer; and Whitehall Jewellers, Inc., a specialty jewelry retailer. The cumulative return is calculated assuming an investment of $100 on January 31, 2000, and reinvestment of all dividends. You should not consider shareholder return over the indicated period to be indicative of future shareholder returns.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                         AMONG VALUEVISION MEDIA, INC.,
                     THE NASDAQ STOCK MARKET (U.S.) INDEX,
                                AND A PEER GROUP

                              (PERFORMANCE GRAPH)

-----------------------------------------------------------------------------------------------------------------
                           JANUARY 31,    JANUARY 31,    JANUARY 31,    JANUARY 31,    JANUARY 31,    JANUARY 31,
                              2000           2001           2002           2003           2004           2005
-----------------------------------------------------------------------------------------------------------------
 ValueVision Media,
   Inc.                      $100.00        $47.98         $52.92         $37.09         $49.80         $40.07
-----------------------------------------------------------------------------------------------------------------
 Nasdaq Stock Market
   (U.S.) Index              100.00          69.82          44.22          25.85          40.80          41.14
-----------------------------------------------------------------------------------------------------------------
 Peer Group                  100.00          60.43          53.49          47.10          67.91          63.15
-----------------------------------------------------------------------------------------------------------------

-------------------------

* $100 invested on 1/31/00 in stock or index -- including reinvestment of dividends. Fiscal year ending January 31.

                                 OTHER MATTERS

     As of the date of this proxy statement, the board of directors knows of no matters that will be presented for consideration at the meeting other than as described in this proxy statement. If any other matters shall properly come before the meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by the proxies as to any matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of our company.

     Our fiscal 2004 annual report and our annual report on Form 10-K for fiscal 2004, including financial statements, are being mailed with this proxy statement.

     SHAREHOLDERS WHO WISH TO OBTAIN AN ADDITIONAL COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR FISCAL 2004 MAY DO SO WITHOUT CHARGE BY WRITING TO US AT VALUEVISION MEDIA, INC., 6740 SHADY OAK ROAD, EDEN PRAIRIE, MINNESOTA 55344-3433, ATTENTION: CORPORATE SECRETARY.

                                          By Order of the Board of Directors

                                          /s/ WILLIAM LANSING
                                          William J. Lansing
                                          President and Chief Executive Officer

                            VALUEVISION MEDIA, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

               THURSDAY, JUNE 23, 2005 AT 9:00 A.M., CENTRAL TIME

                  6740 SHADY OAK ROAD, EDEN PRAIRIE, MINNESOTA

      VALUEVISION MEDIA, INC.
       6740 SHADY OAK ROAD
EDEN PRAIRIE, MINNESOTA, 55344-3433                                        PROXY
--------------------------------------------------------------------------------

COMMON STOCK PROXY CARD
COMMON STOCK PROXY
VALUEVISION MEDIA, INC.

                 PROXY FOR 2005 ANNUAL MEETING OF SHAREHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

      The undersigned, a shareholder of ValueVision Media, Inc., hereby appoints William J. Lansing and Frank P. Elsenbast, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of Shareholders of ValueVision Media, Inc. to be held at 6740 Shady Oak Road, Eden Prairie, Minnesota, on Thursday, June 23, 2005 at 9:00 a.m., central time, and at any and all postponements and adjournments thereof, with all the powers which the undersigned would possess if personally present, upon the matters set forth herein. When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, the proxies will vote FOR all nominees in Proposal 1 and FOR Proposal 2 and at their discretion on any other business as may properly come before the meeting.

      The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the notice and proxy statement relating to the meeting.


                      See reverse for voting instructions.

                                                             COMPANY #

THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE-- TOLL FREE-- 1-800-560-1965-- QUICK *** EASY *** IMMEDIATE

o Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 22, 2005.

o Please have your proxy card and the last four digits of your Social Security Number or Taxpayer Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET-- HTTP://WWW.EPROXY.COM/VVTV/-- QUICK *** EASY *** IMMEDIATE

o Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 22, 2005.

o Please have your proxy card and the last four digits of your Social Security Number or Taxpayer Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to ValueVision Media, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.


      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD
                             - Please detach here -

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.


1. Election of directors:  01 James J. Barnett       04 Robert J.Korkowski      [ ] Vote FOR             [ ] Vote WITHHELD
                           02 John D. Buck           05 William J. Lansing          all nominees             from all nominees
                           03 Marshall S. Geller     06 Allen L. Morgan             (except as marked)


(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO         --------------------------------
VOTE FOR ANY INDICATED NOMINEE, WRITE THE
NUMBER(S) OF THE NOMINEE(S) IN THE BOX
PROVIDED TO THE RIGHT.)                         --------------------------------


2. Proposal to ratify Deloitte & Touche LLP as independent registered public    [ ] For       [ ] Against      [ ] Abstain
   accounting firm for the current fiscal year.




THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED

OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL
Address Change? Mark Box   [ ]
Indicate changes below:                           Date
                                                       -------------------------




-------------------------------
Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

                             VALUEVISION MEDIA, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

               THURSDAY, JUNE 23, 2005 AT 9:00 A.M., CENTRAL TIME

                  6740 SHADY OAK ROAD, EDEN PRAIRIE, MINNESOTA

      VALUEVISION MEDIA, INC.
        6740 SHADY OAK ROAD
EDEN PRAIRIE, MINNESOTA, 55344-3433                                        PROXY
--------------------------------------------------------------------------------

                           PREFERRED STOCK PROXY CARD
                             PREFERRED STOCK PROXY
                            VALUEVISION MEDIA, INC.

                 PROXY FOR 2005 ANNUAL MEETING OF SHAREHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

      The undersigned, a shareholder of ValueVision Media, Inc., hereby appoints William J. Lansing and Frank P. Elsenbast, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of Shareholders of ValueVision Media, Inc. to be held at 6740 Shady Oak Road, Eden Prairie, Minnesota, on Thursday, June 23, 2005 at 9:00 a.m., central time, and at any and all postponements and adjournments thereof, with all the powers which the undersigned would possess if personally present, upon the matters set forth herein. When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, the proxies will vote FOR all nominees in Proposal 1 and FOR Proposal 2 and at their discretion on any other business as may properly come before the meeting.

      The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the notice and proxy statement relating to the meeting.

                      See reverse for voting instructions.

                             - Please detach here -

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. Election of directors:       01 Ronald J. Herman, Jr.    03 Jay Ireland           [ ] Vote FOR            [ ] Vote WITHHELD
                                02 Douglas V. Holloway                                  all nominees            from all nominees
                                                                                        (except as marked)

(INSTRUCTIONS:TO WITHHOLD AUTHORITY TO            ------------------------------
VOTE FOR ANY INDICATED NOMINEE, WRITE THE
NUMBER(S) OF THE NOMINEE(S) IN THE BOX
PROVIDED TO THE RIGHT.)                           ------------------------------

2. Proposal to ratify Deloitte & Touche LLP as independent registered public
   accounting firm for the current fiscal year.                                    [ ] For      [ ] Against      [ ] Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL

Address Change? Mark Box [ ]
Indicate changes below:                         Date
                                                      --------------------------


-------------------------------
Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.